Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 10, 2008 relating to the financial statements and financial statement schedule of Ninetowns Internet Technology Group Company Limited, its subsidiaries and variable interest entities (collectively, the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the financial statements' translation to Renminbi amounts into U.S. dollar amounts, the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – An Interpretation of FASB  Statement No. 109" and the change of the Company's method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standard  No. 123 (revised 2004), "Share-Based Payment") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F/A of the Company for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd

Deloitte Touche Tohmatsu CPA Ltd
Beijing, the People's Republic of China
August 15, 2008